Exhibit 10.5

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), effective as of May 7, 2012, is made by and between Willis Group Holdings Public Limited Company, hereinafter referred to as the “Company,” and the individual (the “Director”) who has duly completed, executed and delivered the Award Acceptance Form, a copy of which is attached hereto as Schedule A and which is deemed to be part hereof (the “Acceptance Form”).

WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as defined in the Plan) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an Award of Restricted Share Units (as hereinafter defined) provided for herein to the Director as an incentive for increased efforts during his or her term as a member of the Board (as defined in the Plan), and has advised the Company thereof and instructed the undersigned officer to prepare the Agreement evidencing said Award;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1 - Grant Date

“Grant Date” shall be the date set forth in the Acceptance Form.

Section 1.2 - Plan

“Plan” shall mean the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

Section 1.3 - Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.4 - Restricted Share Units

“Restricted Share Units” or “RSUs” shall mean a conditional right to receive Shares pursuant to the terms of the Plan and this Agreement upon vesting, as set forth in Section 3.1 of this Agreement.

Section 1.5 - Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.6 - Shares

“Shares” means Ordinary Shares of the Company, Nominal Value of $0.000115 per Share, which Shares may be authorized but unissued.

ARTICLE II

GRANT OF RESTRICTED SHARE UNITS

Section 2.1 - Grant of the Restricted Share Units

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule B to this Agreement, the Company hereby grants RSUs to the Director, over a number of Shares as stated in the Acceptance Form.

Section 2.2 - RSU Payment

Pursuant to Section 7 of the Plan, the Shares to be issued upon vesting of the RSU must be fully paid up prior to vesting of the RSU by payment of the Nominal Value per Share. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the RSU is received by it on behalf of the Director prior to the vesting date from a non-Irish Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.

Section 2.3 - Director’s Service

The rights and obligations of the Director as a member of the Board shall not be affected by his participation in this Plan or right to participate in the Plan, and the Director hereby waives any and all rights to compensation or damages in consequence of his termination as a member of the Board for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to vest his RSUs following cessation of service. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Director shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Section 2.4 - Adjustments in RSUs Pursuant to Change of Control or Similar Event etc.

Pursuant to Sections 12 and 13 of the Plan, in the event that the outstanding Shares subject to RSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionately the number and kind of Shares subject to the RSU. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares. In the event of a Change of Control and regardless of whether the RSUs are assumed or substituted by a successor company, the RSUs shall not immediately vest unless the Committee so determines at the time of the Change of Control, in its absolute discretion, on such terms and conditions that the Committee deems appropriate. Any such adjustment or determination made by the Committee shall be final and binding upon the Director, the Company and all other interested persons.

Section 2.5 - Director Costs

The Director must make full payment to the Company by which the Director is providing service of all Tax-Related Items, which under federal, state, local or foreign law, the Company or any Subsidiary is required to withhold upon vesting, settlement or other tax event of the RSUs. In a case where the Company is obliged to (or would suffer a disadvantage if it were not to) account for any Tax (in any jurisdiction) for which the Director is liable by virtue of the Director’s participation in the Plan and/or any social insurance contributions recoverable from and legally applicable to the Director, the Director shall make full payment to the Company or any Subsidiary of an amount equal to the Tax-Related Items, or otherwise enter into arrangements acceptable to the Company or any Subsidiary to satisfy all Tax-Related Items. In this regard, the Director may elect to satisfy the obligations with regard to all the Tax-Related Items by one or a combination of the following:

(i) withholding from cash compensation paid to the Director by the Company; or

(ii) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Director’s behalf pursuant to this authorization without further consent); or

(iii) withholding in Shares to be issued at settlement of the RSUs, unless the Committee in its sole discretion indicates that this withholding method is not available prior to the taxable or tax withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Director will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Director is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Director agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Director’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Director fails to comply with the Director’s obligations in connection with the Tax-Related Items.

ARTICLE III

VESTING AND SETTLEMENT

Section 3.1 - Vesting

(a) Provided the Director continues as a member of the Board through the vesting date, the RSUs shall become vested as follows:

Vesting Date	Percentage of Shares as to which RSUs Become Vested
May 7, 2013	100%

(b) In the event the Director ceases to be a member of the Board, the RSUs, to the extent not vested, shall be forfeited immediately unless (i) the Committee, in its sole discretion, determines that the RSUs shall become fully vested with respect to all or a portion of the Shares at the time the Director’s services end or (ii) except as otherwise specified within the terms and conditions of Sections 3.1(c) and 3.1(d) below.

(c) In the event the Director ceases to be a member of the Board as a result of death or Permanent Disability, the RSUs shall become fully vested with respect to all Shares underlying such RSU Award at the time the Director’s services end.

(d) The RSUs may immediately vest, if the Committee, in its sole discretion, so determines subject to Section 2.4 of the Agreement, upon the effective date of a Change of Control or other similar event.

Section 3.2 - Settlement; Conditions to Issuance of Share Certificates

The Shares, which are to be delivered within one month of the vesting date, as set out in 3.1(a) above, may be either previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to issue or deliver any certificate or certificates (or their electronic equivalent) for Shares allotted and issued upon the applicable vesting date of the RSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for U.S. taxpayers:

(a) The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b) The Director has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.

Without limiting the generality of the foregoing, the Committee may in the case of U.S. resident directors of the Company require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of RSUs does not violate the Exchange Act and may issue stop-transfer orders in the U.S. covering such Shares.

Section 3.3 - Rights as Shareholder

The Director shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the RSUs unless and until certificates representing such Shares (or their electronic equivalent) shall have been issued by the Company to the Director. No dividend equivalent payments shall be made on the RSUs.

Section 3.4 - Limitation on Obligations

The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Director of Shares within the period when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This RSU Award shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Director for damages relating to any delays in issuing the share certificates or its electronic equivalent to him (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

ARTICLE IV

ADDITIONAL TERMS AND CONDITIONS OF THE RSUs

Section 4.1 - Nature of Award

In accepting the RSUs, the Director acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the RSU Award is voluntary and occasional and does not create any contractual or other right to receive future RSU Awards, or benefits in lieu of a RSU Award, even if RSU Awards have been granted repeatedly in the past;

(c) all decisions with respect to future RSUs Awards or other grants, if any, will be at the sole discretion of the Committee;

(d) the Director’s participation in the Plan is voluntary;

(e) the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;

(f) the RSUs and any Shares and the income value of the same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and

(g) the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty.

Section 4.2 - No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Director’s participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Director is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

Section 4.3 - Director Reporting Obligation

Directors of the Company are subject to certain notification requirements under the Act. Directors must notify the company for which the Director is providing service of the Director’s interest in the Company and the number and class of Shares or rights to which the interest relates within five days of the issuance or disposal of Shares or within five days of becoming aware of the event giving rise to the notification by submitting a Form 53. This disclosure requirement also applies to any rights or Shares acquired by the Director’s spouse or children (under the age of 18).

ARTICLE V

DATA PRIVACY NOTICE AND CONSENT

Section 5 - Data Privacy

(a) The Director hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Director’s personal data as described in this Agreement and any other RSU materials (“Data”) by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Director’s participation in the Plan.

(b) The Director understands that the Company and its Subsidiaries may hold certain personal information about the Director, including, but not limited to, the Director’s name, home address, telephone number, date of birth, social insurance number or other identification number, compensation, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Director’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c) The Director understands that Data will be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the Plan. The Director understands that the recipients of the Data may be located in the Director’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Director’s country. The Director understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Director authorizes the Company, Morgan Stanley Smith Barney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Director understands that Data will be held only as long as is necessary to implement, administer and manage the Director’s participation in the Plan. The Director understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s local human resources representative. Further, the Director understands that he or she is providing the consents herein on a purely voluntary basis. If the Director does not consent, or if Director later seeks to revoke his or her consent, his or her service with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Director’s consent is that the Company would not be able to grant the Director RSUs or other equity awards or administer or maintain such awards. Therefore, the Director understands that refusing or withdrawing his or her consent may affect the Director’s ability to participate in the Plan. For more information on the consequences of the Director’s refusal to consent or withdrawal of consent, the Director understands that he or she may contact the Company’s local human resources representative.

ARTICLE VI

MISCELLANEOUS

Section 6.1 - Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Director, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Agreement or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 6.2 - RSUs Not Transferable

Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Director or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 6.3 - Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 6.4 - Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Group Holdings Public Limited Company

c/o Willis North America, Inc.

One World Financial Center

New York, NY 10281

Attention: Company Secretary

and any notice to be given to the Director shall be addressed to him at the address given beneath his signature hereto.

By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Director shall, if the Director is then deceased, be given to the Director’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 6.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Director resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.

Section 6.5 - Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 6.6 - Applicability of Plan

The RSU Award shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSU Award. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 6.7 - Amendment

This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 6.8 - Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland, without regard to conflicts of law principles.

Section 6.9 - Jurisdiction; Arbitration

Each party hereto hereby consents to the jurisdiction of the federal and state courts in the State of New York, irrevocably waives any objection it may now or hereafter have to laying of the venue of any suit, action, or proceeding in connection with this Agreement in any such court, and hereby irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company or the Director with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of New York, and the Company and the Director hereby irrevocably waive any right which he may otherwise have had to bring such action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company and the Director hereby submit accordingly to the jurisdiction of such courts for the purpose of any such suit, action or proceeding, and further agrees that service upon it shall be sufficient if made by registered mail; provided, however, with respect to the provisions of this Agreement governed by the laws of the State of New York, any dispute hereunder or with regard to any document or agreement referred to herein, shall be resolved by arbitration before the American Arbitration Association in New York City, New York. The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction. In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, the Company shall pay the Directors’ legal fees and disbursements promptly upon presentation of invoices thereof, subject to an obligation of the Director to repay such amounts if an arbitrator finds the Directors’ positions in such arbitration or dispute to have been frivolous or made in bad faith.

Section 6.10 - Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 6.11 - Schedule B

The RSUs shall be subject to any special provisions, if any, set forth in Schedule B for the Director’s country of residence. If the Director relocates to one of the countries included in Schedule B during prior to the vesting of the RSUs, the special provisions for such country shall apply to the Director, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule B constitutes part of this Agreement.

Section 6.12 - Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 6.13 - Imposition of Other Requirements

The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 6.14 - Code Section 409A

For purposes of U.S. taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the U.S. Treasury Regulations relating thereto so as not to subject the Director to the payment of additional taxes and interest (or other adverse tax consequences) under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Director, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Willis Group makes no representation or covenant (and shall be under no obligation) to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against the Willis Group based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the RSUs granted hereunder, and the Willis Group shall not under any circumstances have any liability to the Director or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

Section 6.15 - Waiver

The Director acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Director or any Participant.

Section 6.16 - Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Director have each executed this Agreement.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:
Name:
Title:

SCHEDULE A

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNITS AWARD AGREEMENT- ACCEPTANCE FORM FOR

NON-EMPLOYEE DIRECTORS

Name

Number of RSUs Granted	2,753

Grant Date	May 7, 2012

I accept the grant of Restricted Share Units (RSUs) under the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time and I agree to be bound by the terms and conditions of the Restricted Share Units Award Agreement and the Schedules thereto dated [insert date].

Signature:

Address:

Once completed, please return one copy of this form to:

Willis Group Holdings Public Limited Company

c/o Willis North America, Inc.

One World Financial Center

New York, NY 10281

Attention: Company Secretary

SCHEDULE B

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

APPENDIX TO

RESTRICTED SHARES UNITS AWARD AGREEMENT FOR NON-EMPLOYEE

DIRECTORS

Terms and Conditions

This Schedule B includes additional terms and conditions that govern the RSU Award granted to the Director under the Plan if the Director resides in one of the countries listed below. This Schedule B forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notifications

This Schedule B also includes information based on the securities, exchange control and other laws in effect in the Director’s country as of May 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Director not rely on the information noted herein as the only source of information relating to the consequences of the Director’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.

In addition, the information is general in nature. The Company is not providing the Director with any tax advice with respect to the RSUs. The information provided below may not apply to the Director’s particular situation, and the Company is not in a position to assure the Director of any particular result. Accordingly, the Director is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Director’s country apply to the Director’s situation.

Finally, if the Director is a citizen or resident of a country other than the one in which the Director is currently providing service, transfers his or her country of service after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Director, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Director.

IRELAND

There are no country-specific provisions.

UNITED KINGDOM

Terms and Conditions

RSU Payment. This provision supplements Section 2.2 of the Agreement:

The RSUs do not provide any right for the Director to receive a cash payment and the RSUs will be settled in Shares only.

Director Costs. This provision supplements Section 2.5 of the Agreement:

The Director understands and agrees that it is his obligation to satisfy the full amount of Tax-Related Items that the Grantee owes at vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003. Notwithstanding the foregoing, where the Company is obliged to (or would suffer a disadvantage if it were not to) account for any income tax or National Insurance Contributions (“NICs”) for which the Director is liable by virtue of the Director’s participation in the Plan, the Director shall make full payment to the Company or any Subsidiary of an amount equal to the Tax-Related Items, or otherwise enter into arrangements acceptable to the Company or any Subsidiary to secure that such a payment by any method set forth in Section 2.5 of the Agreement within 90 days after the Taxable Event although the Director acknowledges that he ultimately will be responsible for reporting any income tax or NICs due on the RSU income directly to the HMRC under the self-assessment regime.

UNITED STATES OF AMERICA

Notifications

Exchange Control Information. Under the Foreign Account Tax Compliance Act (“FATCA”), United States persons who hold Shares or rights to acquire Shares (i.e., RSUs) may be required to report certain information related to their holdings in Shares to the extent the aggregate value of the Shares exceeds certain thresholds (depending on the Director’s filing status) with the Director’s annual tax return. The Director is advised to consult with his or her personal tax or legal advisor regarding any FATCA reporting requirements with respect to the RSUs or any Shares acquired under the Plan.

In addition, United States persons who have signature or other authority over, or a financial interest in, bank, securities or other financial accounts outside of the United States (including a non-U.S. brokerage account holding the Shares or proceeds from the sale of Shares) must file a Foreign Bank and Financial Accounts Report (“FBAR”) with the United States Internal Revenue Service each calendar year in which the aggregate value of the accounts exceeds $10,000. The FBAR must be on file by June 30 of each calendar year for accounts held in the previous year which exceed the aggregate value.